July 10, 2004





The U. S. Securities
and Exchange Commission
450 Fifth Street NW
Washington, DC  20549


	Re:  Forms Reporting Beneficial Ownership of Flowers Foods, Inc.


Dear Sir or Madam:

	The enclosed Form 3 was signed for me by Stephen
R. Avera, General Counsel for Flowers Foods, Inc.

	This letter is to
confirm the authority of Mr. Avera to sign that Form, as my agent, and to inform you that he has such authority in the future with regard to Forms 4 and Forms 5 filed for me in connection with changes in my direct and indirect beneficial ownership of Flowers Foods, Inc. securities.


						Very truly yours,



						Melvin T. Stith